FOR IMMEDIATE RELEASE

            NUCO2 ANNOUNCES $10.0 MILLION INVESTMENT BY THE BOC GROUP PURCHASING A 13% INTEREST IN ITS COMMON STOCK AT $9 PER SHARE

STUART, FLORIDA, December 7, 2000 - The BOC Group, Inc., the U.S. operating subsidiary of The BOC Group plc (NYSE: BOX), one of the world's leading suppliers of industrial gases, has purchased for $10 million, an approximately 13% equity interest in NuCo2 Inc. (NASDAQ/NMS: NUCO), it was announced today by Michael DeDomenico, President and CEO of NuCo2, a fast-growing supplier of carbonating systems serving many of the nation's major restaurant and convenience store chains, movie theater operators, theme parks, resorts and sports venues.

            The BOC Group purchased approximately 1.1 million NuCo2 common shares at $9 per share, Mr. DeDomenico said. Including the shares sold to BOC, NuCo2 now has 8.4 million common shares outstanding. In addition, the warrant previously held by BOC to purchase 1,000,000 common shares has been reduced to 400,000 shares. The BOC Group will also have one seat on NuCo2's nine member Board of Directors.

            "This is a red letter day for NuCo2," said Mr. DeDomenico. "We are delighted to have The BOC Group, one of the most distinguished companies in the global industrial gas industry, as an equity partner in our growing Company. This capital will not only help fund our Company's continued expansion, it represents as well tangible recognition of the opportunities available to NuCo2 and all that it has accomplished to date."

            "Bulk CO2 systems are an exciting technology that is rapidly taking hold in the U.S. fountain beverage industry. NuCo2 has established itself as the largest national supplier in the industry and the only one that provides nationwide coverage," said John Walsh, President of BOC Process Gas Solutions - North America, and the BOC representative on the NuCo2 board. "This is an important investment in an area where we see strong growth for CO2 in the future."

            The BOC Group is NuCo2's principal supplier of liquid carbon dioxide, and no change in the relationship is contemplated as a result of this transaction, said Mr. DeDomenico.

            NuCo2 Inc. is the nation's leading supplier of bulk CO2 systems and liquid CO2 for carbonating and dispensing fountain beverages. Bulk CO2, of which the Company was a pioneer, is a relatively new technology with clear advantages over high pressure CO2, such as improved beverage quality and product yields, reduced employee handling and storage requirements, elimination of downtime and product waste as well as enhanced safety. Further information about NuCo2 may be obtained on the Internet at http://www.nuco2.com.

            The BOC Group is a worldwide industrial gases, vacuum technologies and distribution services company with operations in more than 50 countries and sales last year of $5.5 billion. Further information about The BOC Group may be obtained on the Internet at http://www.boc.com.

            Statements contained in this press release concerning the Company's outlook, competitive position and other statements of management's belief, goals and expectations are "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risk and uncertainties include, but are not limited to, the ability of the Company to add new accounts and competition. The Company disclaims any obligations to update any forward looking statement as a result of developments occurring after the date of this press release.